Exhibit 4.4

REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following is a description of the capital stock of TruGolf Holdings, Inc. (“TRUG,” the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated articles of incorporation (the “Charter”), and bylaws. This description is summarized from, and qualified in its entirety by reference to, our articles of incorporation and bylaws. Certain terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), of which this Exhibit 4.4 is a part.

The Charter authorizes the issuance of 1,020,000,000 shares, of which 1,000,000,000 shares are shares of TruGolf Class A common stock, par value $0.0001 per share, 10,000,000 shares are shares of TruGolf Class B common stock, par value $0.0001 per share, and 10,000,000 shares are shares of preferred stock, par value $0.0001 per share.

TruGolf Common Stock

Class A Common Stock

Voting Power

Holders of TruGolf Class A common stock are entitled to cast one vote per share of TruGolf Class A common stock. Generally, holders of all classes of TruGolf common stock vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class A common stock are not be entitled to cumulate their votes in the election of directors.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class A common stock, the holders of shares of TruGolf Class A common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class A common stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Common Stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf A common stock (on an as converted basis with respect to the TruGolf B common stock) held by them.

Preemptive or Other Rights

No shares of TruGolf Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class A common stock. Holders of shares of TruGolf Class A common stock do not have subscription, redemption or conversion rights. All the outstanding shares of TruGolf Class A common stock are validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of TruGolf Class B Common Stock

Shares of TruGolf Class B common stock may be issued only to, and registered in the name of, Christopher Jones, Steven R. Johnson, and David Ashby (the “TruGolf Founders”) and any entities wholly owned by a TruGolf Founder (including all subsequent successors, assigns and permitted transferees), which we collectively refer to as “Permitted Class B Owners”.

Voting Rights

Holders of TruGolf Class B common stock are entitled to cast 25 votes per share of TruGolf Class B common stock. Generally, holders of all classes of TruGolf common stock will vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class B common stock, the holders of shares of TruGolf Class B common stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class B common stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Class B common stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf Class B common stock on an as converted basis held by them.

Voluntary Conversion of Class B Common Stock.

Each share of TruGolf Class B common stock shall be convertible into one fully paid and nonassessable share of TruGolf Class A common stock at the option of the holder thereof at any time upon written notice to TruGolf. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such TruGolf Class B common stock certificate or certificates, delivery of such affidavit of loss or the written election to convert for uncertificated shares.

Automatic Conversion of Class B Common Stock

Each share of TruGolf Class B common stock will automatically convert into one (1) share of TruGolf Class A common stock any sale, pledge or other transfer, whether or not for value, by the initial registered holder thereof, upon any transfer, other than in each case any transfer to a Permitted Class B Owner. Notwithstanding anything to the contrary set forth herein, any holder of TruGolf Class B common stock may pledge his, her or its shares of TruGolf Class B common stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of TruGolf Class A common stock. If the pledged shares of TruGolf Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of TruGolf Class A common stock upon the occurrence of that action.

Other Matters

No shares of TruGolf Class B common stock will be subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class B common stock. All outstanding shares of TruGolf Class B common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Charter provides that the TruGolf Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of TruGolf’ assets, which rights may be greater than the rights of the holders of the TruGolf common stock.

Series A Convertible Preferred Stock

The Company designated up to 50,000 shares of the Series A Preferred Stock and each share has a stated value of $1,000 per share (the “Series A Stated Value”). The Charter sets forth the rights, powers and preferences of the Series A Preferred Stock.

Each share of Series A Convertible Preferred Stock (the “Series A Preferred”) has a stated value of $1,000 per share. The Series A Preferred, with respect to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company.

The holders of Series A Preferred are entitled to dividends at a rate of 10% per annum, payable quarterly in shares of Class A common stock; provided that if shares of Class A common stock are utilized to pay such dividends, the dividend rate will be recalculated at a deemed rate of 15% per annum. In lieu of paying dividends in shares of Class A common stock, the Company may elect to capitalize such dividends by increasing the stated value of each share of Series A Preferred.

The Series A Preferred is convertible into shares of Class A common stock at any time at the option of the holder. The initial conversion price was $1.00 per share. As a result of the 1-for-50 reverse stock split effected in June 2025 (the “June 2025 Reverse Stock Split”), the conversion price was proportionately adjusted to $50.00 per share. Pursuant to the stock combination event adjustment provisions of the Certificate of Designations, on the sixteenth trading day following the June 2025 Reverse Stock Split, the conversion price was further reduced to $6.31 per share based on the applicable Event Market Price. On October 22, 2025, the six-month anniversary of the initial issuance date, the conversion price was automatically reduced to $2.16 per share, representing the closing bid price of the Class A common stock on such date, pursuant to the six-month anniversary reset provisions of the Certificate of Designations. As a result of the subsequent 1-for-10 reverse stock split effected in March 2026 (the “2026 Reverse Stock Split”), the conversion price was adjusted to $21.60 per share. On April 22, 2026, the next six-month anniversary of the initial issuance date, the conversion price will be automatically reduced to the closing bid price of the Class A common stock on such date.

The holders of Series A Preferred have no voting rights except as required by the NRS Charter with respect to certain protective matters, including certain amendments to the Charter or the creation of senior or parity securities.

In the event of a liquidation, dissolution or winding up of the Company, holders of Series A Preferred are entitled to receive, prior to any distribution to holders of any junior stock, an amount per share equal to the greater of (i) 125% of the conversion amount of such share and (ii) the amount per share such holder would receive if such holder converted such share into Class A common stock immediately prior to such liquidation event.

At any time, the Company may elect to redeem all, but not less than all, of the then-outstanding shares of Series A Preferred in cash at a price equal to the greater of (i) the conversion amount being redeemed and (ii) the product of the applicable conversion rate multiplied by the greatest closing sale price of the Class A common stock during the period commencing on the date immediately preceding the redemption notice date and ending on the trading day immediately prior to the date of full payment.

The Company shall have no right to effect a Company Optional Redemption if any Triggering Event has occurred and is continuing. A Triggering Event includes, among other things, the Company’s failure to pay any dividends on the applicable Dividend Date if such failure remains uncured for a period of at least two (2) Trading Days..

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our articles of incorporation provide that the Corporation will not be subject to Sections 78.378 to 78.3793 of the NRS. Accordingly, these control share acquisition statutes do not apply to us.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti.

Trading Symbols and Market

Our Class A Common Stock is listed for trading on The Nasdaq Stock Market under the symbols “TRUG”.